EXHIBIT 99.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

ARGENTUM CAPITAL MANAGEMENT, LLC, AND ASSIGNS;

MAINSTREET BANKSHARES, INC.; AND

SMITH RIVER COMMUNITY BANK, NATIONAL ASSOCIATION

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 13, 2005 by and among MainStreet BankShares, Inc., a Virginia bank holding company (the "Seller"); Smith River Community Bank, National Association, a national banking association (the "Bank"), and Argentum Capital Management, LLC, a North Carolina limited liability company, and its assigns (the "Purchaser").

WHEREAS, the Seller owns 600,000 shares of the issued and outstanding common stock, par value $5.00 per share, of the Bank (collectively, the "Existing Shares"), which represents all of the issued and outstanding shares of the capital stock of the Bank as of the date hereof;

WHEREAS, the Bank desires to issue, and the Purchaser desires to acquire, up to 300,000 additional shares of common stock of the Bank, par value $5.00, per share (the "Issued Shares"; collectively with the Existing Shares, the "Shares");

WHEREAS, the Purchaser desires to acquire the Bank through the purchase of all of the Shares and the Seller desires to transfer the Existing Shares for the consideration set forth below and upon the terms and subject to the conditions of this Agreement; and

WHEREAS, the respective Boards of Directors of Purchaser, Bank and Seller have approved this Agreement and the transactions contemplated herein substantially on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the parties' respective representations, warranties and covenants hereinafter set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

  DEFINITIONS

  "Administrative Services Agreement" shall have the meaning given to such term in Section 5.14.

  "Agreement" shall have the meaning set forth in the preamble of this Agreement.

  "Affiliate" or "affiliate" shall mean, with respect to any person, any person that, directly or indirectly, controls or is controlled by or is under common control with such person.

  "Affiliated Group" shall have the meaning given such term in Section 4.15(d).

  "Bank" shall have the meaning set forth in the preamble of this Agreement.

  "Benefit Arrangement" shall mean, other than base-salary and base wages, any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee of the Bank, whether active or retired.

  "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

  "Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday, on which national banks are open for substantially all their banking business in Virginia.

  "Claim" shall have the meaning given such term in Section 8.04(a).

  "Classified Credits" shall mean loans, leases or other extensions of credit that have been classified by any bank regulatory authority or by the Bank as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification.

  "Closing" shall have the meaning given such term in Section 2.02.

  "Closing Date" shall have the meaning given such term in Section 2.02.

  "Closing Date Employees" shall have the meaning given such term in Section 5.08(a).

  "Code" shall mean the Internal Revenue Code of 1986, as amended.

  "Controlled Group Liability" shall have the meaning given such term in Section 4.20(c).

  "Disclosure Schedule" shall have the meaning given such term in Section 4.01.

  "Employee Plan" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA which is subject to any provisions of ERISA and covers any employee of the Bank, whether active or retired.

  "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, decrees, rules, regulations, orders, or determinations of any Governmental Entity, including common law and decisional law, that (i) regulate air, water, soil and solid waste management, including the generation, discharge, emission, manufacture, use, recycling, treatment, control, release, containment, storage, handling, transportation, disposition or management of any Hazardous Substances; (ii) regulate or prescribe requirements for air, water or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish responsibility or liability for the investigation, removal, remediation, reporting, or cleanup of, or damage caused by, any Hazardous Substances, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended, and any similar or implementing law.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall mean, with respect to any other person, any person that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code, a group of corporations or entities under common control under Section 414(c) of the Code, an affiliated service group under Section 414(m) of the Code, or is otherwise aggregated under Section 414(o) of the Code with such person.

  "Expenses" shall mean all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by such party or on its behalf in connection with the consummation of the transactions contemplated by this Agreement.

  "FDIC" shall mean the Federal Deposit Insurance Corporation.

  "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

  "Filings" shall have the meaning given such term in Section 4.07.

  "Financial Statements" shall have the meaning given such term in Section 4.08.

  "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality.

  "Hazardous Substances" shall mean (i) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (ii) any chemicals or other materials or substances which are defined, governed or regulated as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any Environmental Law; and (iii) any other chemical or other material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity under any Environmental Laws.

  "Indemnity Agreement" shall mean an agreement between Seller and Bank whereby Seller agrees to acquire from Bank certain loans after the Closing Date, upon the occurrence of certain events, subject to mutually agreed terms and conditions.

  "Indemnified Party" shall have the meaning given such term in Section 8.04.

  "Indemnifying Party" shall have the meaning given such term in Section 8.04.

  "Intellectual Property" shall mean all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, databases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans), (vii) other intellectual property rights, and (viii) copies and tangible embodiments thereof (in whatever form or medium).

  "Knowledge" shall mean, with respect to any representation or warranty of Seller contained in this Agreement, the actual knowledge, without duty of inquiry, of the following individuals of Seller: Chief Executive Officer and Chief Financial Officer; and with respect to any representation and warranty of Purchaser contained in this Agreement, the actual knowledge, without duty of inquiry, of the following individuals of Purchaser: Hunter H. Bost and Edwyn A. Tiryakian.

  "Lien" shall mean with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

  "Loss" or "Losses" shall have the meaning given such term in Section 8.01.

  "Material Adverse Effect" shall mean with respect to any Person, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, except in the case of the Seller and the Bank, as the case may be, any such effect resulting from or arising in connection with (i) this Agreement or its consummation and actions taken with respect thereto or the transactions contemplated hereby or the announcement hereof, (ii) changes in circumstances or conditions affecting financial institutions in general, and not specifically relating to the Bank, (iii) changes in general economic, regulatory or political conditions or in financial markets in the United States or (iv) changes in generally accepted accounting principles.

  "Multiemployer Plans" shall have the meaning given such term in Section 4.20(b).

  "New Investment" shall have the meaning given such term in Section 2.01.

  "OCC" shall mean the Office of the Comptroller of the Currency.

  "OREO" shall have the meaning given such term in Section 4.17(b).

  "Permitted Liens" shall mean: (i) liens for current Taxes not yet due or being contested in good faith and for which appropriate reserves have been established on the books and records of the taxpayer; (ii) liens imposed by law and incurred in the ordinary course of business for obligations not yet due to carriers, warehousemen, laborers, materialmen and the like; (iii) liens in respect of pledges or deposits under workers' compensation laws or similar legislation; (iv) minor defects in title which do not, individually or in the aggregate, interfere with the use, transferability or value of the property subject thereto; and (v) liens reflected on the face of the instrument evidencing title to such assets.

  "Person" or "person" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

  "Purchase Price" shall have the meaning given such term in Section 2.01.

  "Purchaser" shall have the meaning set forth in the preamble of this Agreement.

  "Real Property" shall have the meaning given such term in Section 4.14.

  "Representatives" shall have the meaning set forth in Section 5.03(a).

  "Requisite Regulatory Approvals" shall have the meaning set forth in Section 6.01(a).

  "SEC" shall mean the Securities Exchange Commission.

  "Seller" shall have the meaning set forth in the preamble of this Agreement.

  "Seller Plans" shall have the meaning set forth in Section 4.20(b).

  "Shares" shall have the meaning set forth in the preamble of this Agreement.

  "Subsidiary" or "subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the voting stock or other equity interest are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries; provided, however, that notwithstanding the foregoing MainStreet Title, LLC shall be deemed a subsidiary of Bank for purposes hereof.

  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

  "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, including without limitation net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, estimated, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and any liability for Taxes of another person (i) as a transferee, (ii) as a member of an affiliated or combined group, (iii) by contract, or (iv) otherwise.

  PURCHASE AND SALE OF BANK STOCK

    Purchase and Sale of Bank Stock.

    Subject to the conditions expressly set forth herein, on the Closing Date (as hereinafter defined), Seller shall sell, convey, assign, transfer and deliver to Purchaser or its assignees as directed by Purchaser in writing, and Purchaser shall purchase, accept and acquire from Seller, the Existing Shares, for an aggregate purchase price of Six Million Five Hundred Thousand Dollars ($6,500,000.00) (the "Purchase Price").

    Not less than ten days prior to the Closing Date, the Purchaser shall notify the Bank of the number of Issued Shares that it desires to Purchase at the Closing and the price at which it desires to purchase them. At Closing, the Purchaser shall acquire from the Bank newly Issued Shares at the price designated by the Purchaser ("New Investment"), which price shall not be less than $5.00 per share.

    Purchaser shall pay the Purchase Price to Seller, and the New Investment to the Bank, respectively, by wire transfer at the Closing (as hereinafter defined).

    Closing.

    The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at LeClair Ryan Flippin Densmore, 10 South Jefferson Street, Suite 1800, Roanoke, Virginia 24011, or such other place as the parties may mutually agree upon, as soon as practicable following satisfaction of all closing conditions set forth herein or at such other date and time as the parties shall mutually agree (the "Closing Date").

    Actions and Deliveries by Seller at Closing.

    At the Closing, Seller shall deliver to Purchaser the following agreements, documents and instruments, in form and substance reasonably satisfactory to Purchaser and its counsel:

      a certificate of the Secretary or an Assistant Secretary of Seller certifying copies of resolutions duly adopted by the Board of Directors of Seller, authorizing the execution, delivery and performance of this Agreement, and the transactions contemplated hereby and attesting that such resolutions are in full force and effect without amendment or modification at Closing;

      a certificate or certificates representing the Existing Shares, registered in the name of Seller, duly endorsed by Seller for transfer or accompanied by an assignment of the Shares duly executed by Seller or endorsed in blank, together with the stock transfer records, blank certificates and corporate minute book; certified resolutions authorizing the issuance of the Issued Shares, together with a certificate or certificates issued in the name of the Purchaser;

      a legal opinion in a form reasonably acceptable to Purchaser;

      an officer's certificate of Seller pursuant to Section 6.02(a);

      consents or approvals in writing of each Person whose consent or approval shall be required in order to permit the succession by Purchaser pursuant hereto to any obligation, right or interest of Bank under any loan or credit agreement, note, mortgage, indenture, lease, zoning variance, trust agreement or other contract, agreement, license, or instrument;

      evidence of action taken by Seller and the Bank with respect to employees and employee benefit plan matters pursuant to Section 5.08 in form and substance reasonably satisfactory to Purchaser;

      most recent FDIC certified quarterly statement;

      certified Articles of Association, and a certificate of good standing, or other similar document, from the Office of the Comptroller of the Currency;

      Estoppel certificates from each landlord from whom the Bank leases property; and

      Indemnity Agreement on the form as mutually agreed to by the parties.

    Actions and Deliveries by Purchaser at Closing.

    At the Closing, Purchaser shall deliver to Seller the following agreements, documents and instruments, in form and substance reasonably satisfactory to Seller and its counsel:

      the Purchase Price and New Investment by wire transfer as required by Section 2.01;

      a certificate of the Secretary or an Assistant Secretary of the Purchaser certifying (i) a copy of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement, the obtainment of all Requisite Regulatory Approvals, and the transactions contemplated hereby and that such resolutions are in full force and effect without amendment or modification at Closing;

      an officer's certificate pursuant to Section 6.03(a);

      a legal opinion in a form reasonably acceptable to Seller;

      a copy of all Requisite Regulatory Approvals, if any; and

      Indemnity Agreement in the form as mutually agreed to by the parties.

  REPRESENTATIONS AND WARRANTIES OF PURCHASER

  Purchaser represents and warrants to the Seller as follows:

    Organization; Corporate Power; Etc.

    Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as currently conducted. Purchaser has all requisite corporate power and authority to enter into this Agreement and, subject to the obtaining of all Requisite Regulatory Approvals, to consummate the transactions contemplated hereby.

    Authorization of Agreement; No Conflicts.

      The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Organization or Operating Agreement of Purchaser or, except for the necessity of obtaining the Requisite Regulatory Approvals, any mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by Purchaser or the consummation by it of the transactions contemplated hereby, except for filings required in order to obtain the Requisite Regulatory Approvals.

    Licenses and Permits.

    To Purchaser's knowledge, Purchaser has all licenses, certificates, franchises, rights and permits that are necessary from Governmental Entities for the conduct of its business, and such licenses are in full force and effect. To Purchaser's knowledge, the properties, assets, operations and business of Purchaser are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, zoning variances, certificates, franchises, rights and permits.

    Litigation.

    Purchaser is not a party to any litigation, action, suit or other legal, administrative or arbitration proceeding or investigation of a legal nature or group of related such proceedings or investigations in any court or before any governmental or regulatory body pending or, to the best knowledge of Purchaser, threatened, which, if determined adversely to Purchaser, would prohibit the execution and delivery of this Agreement or prevent the consummation of the transactions contemplated hereby in accordance with the terms hereof.

    Financing.

    Purchaser has contingent financial arrangements such that at the Closing, Purchaser is highly confident that it will have funds sufficient to enable it to carry out its obligations under this Agreement but Purchaser's obligations under this Agreement are not contingent on the successful completion of such financial arrangements in any event.

    Brokerage Fees.

  Except as set forth on Exhibit 3.06, Purchaser is not a party to, nor obligated under, any agreement with any broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby.

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Except as set forth in the Disclosure Schedule (defined below), Seller represents and warrants to Purchaser as follows:

    Disclosure Schedule.

    Prior to the execution and delivery hereof, Seller has delivered to Purchaser, a schedule (the "Disclosure Schedule") setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of Seller's representations or warranties contained in Article IV or to one or more of Seller's covenants contained in Article V. While an item may be included under one or more Sections of this Agreement such inclusion shall be for convenience of reference only and all such disclosures in the Disclosure Schedule shall apply generally.

    Organization; Corporate Power; Etc.

      Seller is a Virginia corporation and a bank holding company registered under the BHCA. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as currently conducted. Seller has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

      The Bank is a bank duly organized, validly existing and in good standing under the laws applicable to national banks and the regulations of the OCC, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as currently conducted. The deposit accounts of the Bank are insured by the FDIC through the Bank Insurance Fund to the extent required by law and all premiums and assessments required to be paid in connection therewith have been paid by the Bank. Neither the scope of business of the Bank nor the location of any of its properties requires that the Bank be licensed to conduct business in any jurisdiction other than those jurisdictions in which it is licensed or qualified to do business as a foreign banking corporation. The Bank does not conduct trust activities and does not possess trust powers.

    Authorization of Agreement; No Conflicts.

      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Seller and the Bank. This Agreement has been duly executed and delivered by Seller and the Bank and constitutes a valid and binding obligation of Seller and the Bank, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

      The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not conflict with, or result in any violation of or default under, any provision of the Articles of Incorporation, bylaws or other constituent documents of the Seller or the Bank or (except for the necessity of obtaining the Requisite Regulatory Approvals) any mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller or the Bank or their respective properties material to the business or operations of Bank. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of the Seller or the Bank in connection with the execution and delivery of this Agreement by Seller and the Bank or the consummation by it of the transactions contemplated hereby, except for (i) filings required to obtain any Requisite Regulatory Approvals; and (ii) filings required under the rules and regulations of the SEC.

    Licenses and Permits.

    The Bank has all licenses, certificates, franchises, rights and permits that are necessary from Governmental Entities for the conduct of its business, and such licenses are in full force and effect. The properties, assets, operations and business of the Bank are and have been maintained and conducted in compliance with all applicable licenses, zoning variances, certificates, franchises, rights and permits.

    Subsidiaries.

    Except as disclosed in the Disclosure Schedule, the Bank does not own, directly or indirectly, any Subsidiary (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement), or any equity position or other voting interest in any Person.

    Capital Structure.

    The authorized capital stock of the Bank consists solely of 10,000,000 shares of common stock, par value $5.00 per share, of which 600,000 are issued and outstanding as of the date of this Agreement. Seller owns all of the issued and outstanding Existing Shares free and clear of all Liens. All Shares are validly issued, fully paid and nonassessable, and do not possess any preemptive rights. There are no options, warrants, calls, rights, commitments, securities or agreements of any character to which the Seller or the Bank is a party or by which either is bound obligating the Seller or the Bank to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Bank, or by which it is bound obligating the Seller or the Bank to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no obligations, contingent or otherwise, of the Seller or the Bank to repurchase, redeem or otherwise acquire any Shares of the Bank or of the Bank to repurchase, redeem or otherwise acquire any shares of capital stock of any Person or to provide funds or make any investment (in the form of a loan, capital contribution or otherwise) in the Bank or any other Person (other than pursuant to commercial loan arrangements and similar obligations arising in the ordinary course of business of the Bank).

    Filings.

    Except for Tax Returns as provided in Section 4.15, the Bank has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed by the Bank with any Governmental Entity (collectively, the "Filings"). To the Knowledge of Seller, as of their respective filing dates, each of such Filings complied with all of the statutes, rules and regulations enforced or promulgated by the Governmental Entity with which it was filed.

    Financial Statements.

    Attached to the Disclosure Schedule are copies of reports of condition and income filed by the Bank as of and for September 30, 2004 (the "Financial Statements"). The Financial Statements have been prepared in accordance with applicable regulatory accounting principles consistently followed throughout the periods covered by such statements, and present fairly in all material respects the financial position of the Bank as of the date indicated and the results of its operations and changes in financial position at such date and for the period covered by such Financial Statements.

    Compliance with Applicable Laws.

    To the Knowledge of Seller, the Bank has complied with all applicable, material laws, regulations and ordinances. Except for examinations conducted by a Governmental Entity in the regular course of the Bank's business, no Governmental Entity has initiated any proceeding against the Bank or, to the Knowledge of the Seller, formal investigation into the business or operations of the Bank.

    Litigation.

    Except as listed in the Disclosure Schedule, there are no suits, actions or proceedings pending or, to Seller's Knowledge, threatened against or affecting, as of the date of this Agreement, the Bank or any director, officer, employee or agent of the Bank in his or her capacity as such, and there are no judgments, decrees, injunctions, rules or orders of any Governmental Entity or arbitrator outstanding against the Bank as to which there is a reasonable likelihood of a determination materially adverse to the Bank.

    Agreements with Banking Authorities.

    Neither the Seller nor the Bank is a party to any written agreement, memorandum of understanding, order or directive with any Governmental Entity which restricts any conduct of the Bank's business or which relates to the Bank's capital adequacy, credit policies, operations or management or otherwise.

    Insurance.

    The Bank, through the Seller, has, and has continuously maintained since its incorporation, in full force and effect policies of insurance with respect to its assets and business against such casualties and contingencies, including directors' and officers' indemnification, and in such amounts, types and forms as are reasonable and customarily appropriate for its businesses, operations, properties and assets. The Bank is not in default under any such policy of insurance or bond such that it can be canceled and all material claims thereunder have been filed in timely fashion. Neither Seller nor the Bank has received any written notice of termination, nor has cancellation been made with respect to any such policy. Purchaser understands that on and after the Closing Date, it will be Purchaser's responsibility to insure that the Bank has all necessary or desired insurance and that Bank will no longer be insured under, by, or through Seller.

    Assets Other Than Real Property.

    Except as disclosed in the Disclosure Schedule and Permitted Liens, the Bank has good and valid title to all its personal properties reflected in the Financial Statements, except such personal property which has been disposed of in the ordinary course of business, and such personal properties are owned by the Bank, free and clear of all Liens. Except as disclosed in the Disclosure Schedule, there is no personal property leased by Bank. Any leases so disclosed are to Knowledge of Seller in good standing and not in default. To the Knowledge of Seller, substantially all of the Bank's personal property in regular use has been well maintained and is in good and serviceable condition, reasonable wear and tear excepted. The Bank does not own any single item of tangible personalty with a value of more than $10,000 except for its proof machine, vault lockers, modular branch facility in Stuart, Virginia and internet banking software. The Disclosure Schedule identifies property of Bank that Seller intends to retain and sets forth the amounts which Seller shall pay to Bank for such retained property.

    Real Property.

    The Disclosure Schedule contains an accurate list and general description of all real property leased by the Bank (the "Real Property"). The Bank owns no real estate and has no OREO. Other than as set forth in the Disclosure Schedule, the Bank has good and valid leasehold interests in the leaseholds. To Seller's Knowledge, the Bank enjoys peaceful and undisturbed possession under all leases to which it is the lessee and all of such leases are valid and in full force and effect absent, to the Knowledge of Seller any existing defaults.

    Taxes.

      (i) Except as set forth in the Disclosure Schedule, the Bank has timely filed (or has had filed on its behalf) all Tax Returns required to be filed and each such Tax Return is accurate and complete in all material respects, and all Taxes shown as due and owing on such Tax Returns have been paid; (ii) all Taxes of the Bank attributable to all periods ending before the Closing Date, to the extent not due and owing, whether or not disputed, will be fully and adequately reserved for in accordance with generally accepted accounting principles; (iii) the Bank is not delinquent in the payment of any Tax; and (iv) Seller has no Knowledge of any deficiencies for any Taxes that have been proposed, asserted or assessed against the Bank that have not been resolved or settled and no requests for waivers of the time to assess any such Tax are pending or have been agreed to.

      There are no Tax audits of any Tax Returns of the Bank that are in progress. The income Tax Returns of the Bank have not been audited by either the Internal Revenue Service or any state or local taxing authorities, for any of the last five (5) years. The Bank is not currently a party to any action or proceeding by any Governmental Entity for the assessment or the collection of Taxes.

      The Bank has not filed any consolidated federal income Tax Return with an "affiliated group" (within the meaning of Section 1504 of the Code) where Seller was not the common parent of the group. The Bank is not a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than Seller.

      Each member of the "affiliated group" (within the meaning of Section 1504 of the Code) of which Seller is the common parent (the "Affiliated Group") has filed all federal income Tax Returns that it was required to file for each taxable period during which the Bank was a member of such Affiliated Group. To the Knowledge of Seller, all such Tax Returns were correct and complete in all material respects. All federal income Taxes owed by any member of the Affiliated Group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Bank was a member of the Affiliated Group.

      Except to the extent not having a Material Adverse Effect on the Bank, the Bank has withheld amounts from its employees, shareholders, holders of deposit accounts, and others in compliance with the Tax withholding provisions of applicable federal, state and local laws, filed all Tax Returns and reports for all years for which any such Tax Return or report would be due with respect to employee income Tax withholding, social security, and unemployment Taxes, and all payments or deposits with respect to such Taxes, other than those not yet due, have been timely made.

    Certain Contracts.

    The Disclosure Schedule sets forth as of the date hereof all contracts to which the Bank is a party which are executory material contracts (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement, all contracts to which the Bank is a party which are executory material contracts which relate to the Bank or the provision of services under the Services Agreement, and any other written, or to the Knowledge of Seller, oral, (i) consulting agreement or employment agreement or other agreement providing any term of employment, compensation guarantee, or severance or supplemental retirement benefit, (ii) union, guild or collective bargaining agreement, (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, the cost of any of the benefits of which will be incurred by Bank, and any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of the transactions contemplated by this Agreement, (iv) contract other than the Administrative Services Agreement containing covenants which limit the ability of the Bank to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Bank may carry on its business (other than as may be required by law or applicable regulatory authorities), and (v) any contract, agreement or other instrument or undertaking which is not terminable by the Bank without additional payment or penalty within ninety (90) days and obligates the Bank for payments or other consideration with a value in excess of $10,000. The Bank has performed in all material respects and, except to the extent not having a Material Adverse Effect on the Bank, is not in default under or in breach of, any material term or provision of any agreement listed on the Disclosure Schedule.

    Loans and Investments.

      Except as disclosed in the Disclosure Schedule, or where the failure to be true does not have a Material Adverse Effect on the Bank, as of the date hereof, no loans or investments held by the Bank are (i) more than sixty (60) days past due with respect to any scheduled payment of principal or interest; (ii) Classified Credits; (iii) on a non-accrual status in accordance with the Bank's loan review procedures; or (iv) to the Knowledge of the Seller, are in default for any reason (other than a monetary default of less than 60 days).

      Except as otherwise disclosed in the Disclosure Schedule, each loan reflected as an asset on the Financial Statements (except for any such loan where the failure to be true does not have Material Adverse Effect on the Bank) is evidenced by appropriate and sufficient documentation and constitutes, to the Knowledge of Seller, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines. Set forth in the Disclosure Schedule is a complete list of the Bank's Other Real Estate Owned ("OREO").

      All guarantees of indebtedness owed to the Bank, including, but not limited to, those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are, to the Knowledge of Seller, legal, valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles or doctrines and except as does not have a Material Adverse Effect on the Bank.

      The Bank has and maintains materially complete loan files on all loans held by the Bank. There are no books, records or files relating to the Bank's loans and to which the Bank is entitled that are not on the premises of the Bank, except to the extent in the custody of Seller pursuant to the Administrative Services Agreement.

      Seller's management believes that the allowances for loan losses set forth in the Bank's most recent Financial Statements are adequate as of the date thereof, to absorb reasonably anticipated losses in the loan and lease portfolios of the Bank in view of the size and character of such portfolios, current economic conditions, and other pertinent factors.

    Undisclosed Liabilities.

    Except (a) as set forth in the Disclosure Schedule, (b) for those liabilities of the Bank that are specifically itemized and reflected or reserved against as such on the Financial Statements, and (c) for liabilities incurred in the ordinary course of business consistent with past practice, to Seller's Knowledge, the Bank has incurred no material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due).

    Labor Matters.

    Neither Seller nor Bank has received any notice of any controversies with, or organizational efforts or other pending actions by, representatives of its employees. To the Knowledge of Seller, the Bank has complied with all material laws relating to the employment of its employees, including any provisions thereof relating to wages, hours, collective bargaining and the payment of worker's compensation insurance and social security and similar taxes, and, except as set forth in the Disclosure Schedule, no person has asserted that the Bank is liable for any arrearages of wages, worker's compensation insurance premiums or any taxes or penalties for failure to comply with any of the foregoing.

    Employee Benefit Plans.

      The Disclosure Schedule lists all Employee Plans and Benefit Arrangements providing benefits to any employees or former employees of the Bank that are sponsored or maintained by the Bank or Seller (with the plans sponsored or maintained by the Bank identified as such) to which Seller or the Bank contributes or is obligated to contribute on behalf of employees or former employees of the Bank, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension plan within the meaning of Section 3(2) of ERISA or any collective bargaining, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control or fringe benefit plan. Employees of the Bank shall not be eligible for continued participation in any of the Employee Plans and Benefit Arrangements maintained or sponsored by Seller for any period of employment on or after the Closing Date.

      No Employee Plans of Seller or its ERISA Affiliates (the "Seller Plans") are "multiemployer plans" within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plans"). The Bank has not at any time during the last six years contributed to or been obligated to contribute to any Multiemployer Plan, and the Bank has not incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

      There does not now exist, nor, to the best Knowledge of Seller, do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Bank following the Closing. "Controlled Group Liability" means (i) any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Section 412 and 4971 of the Code, or (D) as a result of a failure to comply with the continuation coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code; (ii) with respect to any Seller Plan any other material liability under Title I of ERISA or Chapter 43 or 68 of the Code, and (iii) except as set forth in the Disclosure Schedule, material unfunded liabilities under any non-qualified deferred compensation plan for the benefit of any employee or former employee of the Bank.

      There is no contract, agreement, plan or arrangement covering any employee or former employee of the Bank that, individually or in the aggregate, could give rise to the payment by the Bank of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code. Except as required by the continuation of coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code, the Bank has no liability to provide post-retirement health or life benefits to any employee or former employee of the Bank.

    Environmental Matters.

      To the Knowledge of Seller, the Real Property and all operations and facilities at the Real Property are in material compliance with all Environmental Laws.

      Neither Seller nor the Bank has received in writing any governmental complaint, notice of violation or alleged violation, or investigation or notice of potential liability or of potential responsibility regarding matters arising under or relating to Environmental Laws.

      There are no governmental or administrative actions or judicial proceedings pending under any Environmental Laws to which Seller or the Bank is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, under any Environmental Law which names the Bank or the Seller as a party.

    Intellectual Property Rights.

    Neither Seller nor the Bank has received any written notice that the Bank's Intellectual Property infringes on the rights of a third party. The Bank has all rights, title and interest in and to the name "Smith River Community Bank" as presently used by Bank and has not assigned nor licensed it in any manner. On and after the Closing Date the Seller will have no rights, title or interest in and to the name "Smith River Community Bank", in the domain name smithriverbank.com or in the logo used by Bank as depicted in the Disclosure Schedule, none of which has been licensed for use to any third party.

    Examinations.

    The Bank has not been examined by the Federal Reserve Board or FDIC. The last examination of the Bank by the OCC was performed as of the dates described in the Disclosure Schedule, and true, correct and complete copies of the report of examination related thereto is maintained in the Bank's examination files. If the Bank or Seller were notified of any deficiencies as a result of said examination, the Bank has taken action to correct each such deficiency, which action the Bank to its Knowledge believes is to the satisfaction of the appropriate agency, and the Bank has not received notice of any kind that such action is inadequate, and if any changes in operating methods or organization were required by reason of such examinations, or other examinations, such changes have been made.

    Approvals.

    As of the date of this Agreement, neither Seller nor the Bank knows of any reason why all Requisite Regulatory Approvals should not be obtained.

    Absence of Certain Developments.

    Since September 30, 2004, and prior to the date hereof there has been (i) no material adverse change in the financial condition or results of operations of the Bank; (ii) no declarations, setting aside, or payment of any special dividend or other distribution with respect to any class of capital stock of the Bank; (iii) no material loss, destruction, or damage to any material property of the Bank, which loss, destruction, or damage is not adequately covered by insurance; and (iv) no material acquisition or disposition of any asset or contract nor any other transaction by the Bank other than for fair value in the ordinary course of business. Since such date and prior to the date hereof, Bank has conducted its business in all material respects in the ordinary course.

    Other Documents. Prior to the execution of this Agreement Purchaser has been given access to: (i) any regulatory approvals relating to all acquisitions or the engagement by the Bank in new business activities; (ii) the Bank's Articles of Association and bylaws and any amendments thereto as well as the complete corporate minute book of the Bank which include all written minutes of the meetings or actions taken in lieu thereof of the Bank's shareholders, Board of Directors and committees; (iii) any pending application, including any documents or materials used as exhibits or supporting documentation thereto, which has been filed with any federal or state regulatory agency with respect to the establishment of a new branch office or the acquisition or establishment of an additional regulated activity or subsidiary; and (iv) all information relevant to Bank's federal and state taxes for the years 2001, 2002, and 2003 (if available), but not to the consolidated Tax returns of Seller for such years.

    Brokerage Fees.

  Except as disclosed in the Disclosure Schedule, Seller is not a party to, or obligated under, any agreement with any broker, finder or other intermediary who might be entitled to any fee or commission upon consummation of the transactions contemplated hereby.

  ADDITIONAL AGREEMENTS

    Best Efforts; Further Assurances.

    During the period from the date of execution of this Agreement through Closing, both parties agree to use its respective best efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article VI hereof at the earliest practical time.

    Conduct of the Bank's Business Pending Closing.

    During the period from the date of execution of this Agreement through Closing, Seller agrees to cause the Bank to carry on its business in the ordinary course in substantially the manner in which heretofore conducted and in accordance with safe and sound banking practices, subject to changes in law applicable to national banks and directives from regulators. Seller shall cause the Bank not to do any of the following without the written consent of Purchaser, which consent shall not be unreasonably withheld or delayed:

      issue, deliver or sell, authorize the issuance, delivery or sale of or purchase any shares of the Bank's capital stock or any class of securities convertible into capital stock, or rights, warrants or options to acquire its capital stock or increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock-dividend or change in par or stated value;

      amend its charter, articles of association or bylaws, except as required by applicable law or by the terms of this Agreement; provided, however, the Bank may amend its Articles of Association to reduce the par value of its shares from $10.00 to $5.00;

      acquire or agree to acquire by merging, consolidating with, or purchasing a substantial portion of the assets of, or in any other manner, any business of any Person;

      sell, lease or otherwise dispose of assets valued in excess of $25,000 for any single item, or $100,000 in the aggregate, except as contemplated by this Agreement or in the ordinary course of business consistent with prior practice;

      incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of the Bank or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice;

      assess any charges against the Bank, except in the ordinary course of business consistent with past practices;

      make or enter into a commitment to make any loan or other extension of credit to any of the Banks directors, officers or employees, or change the general lending, investment, liability management and other material policies concerning the banking business of the Bank (other than as required by law or at the direction of any regulatory authority); provided, however, that this should not prohibit the Bank from changing its asset liability servicing contract, with prior notice to Purchaser thereof;

      declare or pay any dividends on or make other distributions in respect of the Shares;

      grant to any director, officer, or employee any increases in compensation or pay any bonuses (except in accordance with past practices or plans or agreements in existence on the date of this Agreement), make contributions to or under any Employee Plan or Benefit Arrangement (except in accordance with past practices or plans or agreements in existence on the date of this Agreement), adopt or amend any Employee Plan or Benefit Arrangement, increase any severance or termination pay, or enter into or amend any employment or severance agreement; except for amendments, modifications and arrangements that affect Seller and its Affiliates generally, in which case Seller shall provide Purchaser with prior written notice of such change;

      except for planned ATM, computer, memory, and server upgrades, enter into any material lease, sublease or license with respect to any property, whether real or personal, or any other contract, agreement or commitment for goods or services which involves the payment by the Bank of more than $25,000 in the aggregate;

      adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein, except for such arrangements that affect Seller and its Affiliates generally, in which case Seller shall provide Purchaser with prior written notice of such change; or

      close or relocate the operations of any branch office location of the Bank.

    Access; Due Diligence.

      From the date of this Agreement until Closing, Seller and the Bank shall, and Seller shall cause the Bank to, after reasonable notice, (i) afford to Purchaser, its counsel, employees, accountants and other representatives (collectively, the "Representatives") reasonable access, during regular business hours, to the offices, properties, contracts, books and records of the Bank; (ii) make available to Purchaser and its Representatives all personnel of the Bank responsible for management of the Bank; (iii) unless otherwise prohibited by law, make available to Purchaser and its Representatives a copy of each report, schedule and other document filed or received by the Bank during such period with or from any regulatory authority or the Internal Revenue Service regarding the Bank; and (iv) furnish such additional financial and operating data, including a copy of each Filing, and other information, in each case relating to the Bank, as Purchaser shall from time to time reasonably request. All information obtained by Purchaser at such meetings shall be treated in confidence pursuant to Section 5.03(b) hereof.

      Any information furnished by one party to the other and its Representatives pursuant hereto shall be treated as the sole property of the party furnishing the same and, if the transactions contemplated hereby shall not occur, the receiving party and its Representatives shall return to such party all of such information and all documents, notes, summaries or other materials (whether written or in any electronic or other format) containing, reflecting or referring to, or derived from, such information. Each party and its Representatives shall keep confidential all such information and shall not use such information for any competitive or other purpose. The obligation to keep such confidential or proprietary information confidential shall continue indefinitely, but shall not apply to (i) any information which the party receiving such information can establish by clear and convincing evidence (A) was then generally known to the public, (B) was already lawfully in a party's possession, (C) became known to the public through no fault of a party or its Representatives, (D) was disclosed to a party by a third party not bound by an obligation of confidentiality, or (E) was then or later known to the banking industry in general; and (ii) disclosures required to be made to third parties in accordance with this Agreement, any law, regulation or order of a court or regulatory agency of competent jurisdiction or authority or information included in publicly available Filings.

      Seller shall update the Disclosure Schedule at Closing by written notice to Purchaser to reflect any matters which have occurred from and after the date hereof which, if existing on the date hereof, would have been required to be described therein.

      Purchaser shall not (and shall insure that its Representatives do not) buy, sell, or otherwise trade in the shares of MainStreet BankShares, Inc. during any period in which Purchaser (or such Representatives) are in possession of nonpublic information regarding Bank or MainStreet.

    Consents.

    Each of the parties hereto shall use its best efforts to obtain at the earliest practicable date and prior to Closing all consents of all third parties and Governmental Entities necessary for the consummation of the transactions contemplated hereby and will provide to the other party copies of each consent promptly after it is obtained; provided, however, that Purchaser understands and agrees that it shall be Purchaser's responsibility to enter into new contracts to replace the contracts with MainStreet or Bank, as the case may be, disclosed in the Disclosure Schedule under Section 2.03(e).

    Publicity.

    No press releases shall be issued, nor shall the terms of this Agreement be disclosed to third parties other than the parties Representatives, without the mutual consent of Seller and Purchaser or as required by law or SEC regulation.

    Taking of Necessary Regulatory Action.

    As promptly as practicable (but in no event later than January 15, 2005) after the date of execution of this Agreement, Purchaser shall prepare and file all applications required, necessary or desirable to obtain the Requisite Regulatory Approvals. Purchaser will keep Seller apprised of the status of matters relating to the procurement of the Requisite Regulatory Approvals and shall furnish Seller with copies of any such filing (other than information filed as confidential) as soon as practicable. Seller shall use its reasonable best efforts to supply all necessary and appropriate information with respect to such Requisite Regulatory Approvals and shall otherwise reasonably cooperate with Purchaser in obtaining such Requisite Regulatory Approvals.

    Sharing of Data.

    Seller shall have the right following Closing to have reasonable access to such books, records and accounts, including financial and Tax information, correspondence, production records, employment records and other similar information as are transferred to Purchaser pursuant to the terms of this Agreement for the purposes of concluding its involvement in the business of the Bank and for complying with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations. Purchaser shall have the right following Closing to have reasonable access to those books, records and accounts, including financial and Tax information (which shall be limited to tax information relevant to Bank but not to include Seller's consolidated Tax returns), correspondence, production records, employment records and other records which are retained by Seller pursuant to the terms of this Agreement to the extent that any of the foregoing relates to the business transferred to Purchaser hereunder and is needed by Purchaser in order to comply with its obligations under applicable securities, Tax, environmental, employment or other laws and regulations.

    Employee Matters.

      The employment of the employees of the Bank who continue as employees of Purchaser on and after the Closing Date (the "Closing Date Employees") shall be pursuant to the employment policies and practices of Purchaser; provided, however, any Closing Date Employee terminated without cause within eight months after the Closing Date shall receive a severance payment equal to two weeks' compensation at the employee's then current wages. From and after the Closing Date Sellers and its Affiliates shall have no responsibility or liability to any person or entity for salary, wages, claims (including any severance claims) and employee benefits arising out of or related to employment with the Bank from and after the Closing Date. Prior to the Closing Date Bank shall pay, discharge and be responsible for all salary, wages, claims and employee benefits relating to the employment of the Closing Date Employees before the Closing Date (including, but not limited to, accrued vacation or holiday pay payable in lieu of time off or which may be carried over to future periods, annual or long-term incentive programs, pension, profit sharing and savings plans, non-qualified deferred compensation plan and group health plan, including group health plan continuation coverage pursuant to Code Section 4980B(f) arising under Seller's Employee Plans and Benefit Arrangements, including claims incurred prior to the Closing Date but reported thereafter), to the extent that the liability for such salary, wages, claims and employee benefits were not paid or accrued on the Financial Statements as of the Closing Date and Purchaser shall have no direct or indirect liability or responsibility therefor to any person or entity.

      Prior to the Closing, Seller, the Bank and their Affiliates shall take such action with respect to the Employee Plans and Benefit Arrangements to provide that the Closing Date Employees will cease to be active participants or accrue benefits under the Employee Plans and Benefit Arrangements as of the Closing Date. By the Closing Date, all Closing Date Employees will be fully vested by Seller in its current 401(k) plan. As soon as practicable after Closing, Purchaser shall cause the Bank to permit the Closing Date Employees to participate in the Bank's group hospitalization, medical, life and disability insurance plans to the extent available at that time, provided that said employees are currently covered by and participating in the Bank's or Seller's plans or who otherwise have a Certificate of Credible Coverage acceptable to Purchaser's insurance carrier.

      Nothing in this Section 5.08 is intended, nor shall it be construed, to confer any express or implied third party beneficiary rights in any person including present or former employees of the Bank, the Closing Date Employees, and any beneficiaries or dependents thereof, other than Seller or the Bank.

    Use of Intellectual Property.

    Subject to the Administrative Services Agreement, on and after the Closing Date, Purchaser shall have no right to use any Intellectual Property of the Seller.

    Tax Matters.

      Neither Purchaser nor Seller will take a position with any federal, state or local taxing authority contrary to any of the terms and provisions of this Agreement.

      Notwithstanding anything herein to the contrary, Seller shall have no liability under this Agreement in respect of Taxes of the Bank attributable to any action of Purchaser or the Bank that occurs on or after the Closing.

      Any agreement between the Bank and Seller regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing and will have no further effect for any taxable year (whether current, future, or past).

      Seller will be responsible for the preparation and filing of all Tax Returns required to be filed for the Bank with respect to any period ending before the Closing Date, including but not limited to Tax Returns for a period ending before the Closing Date which are due after the Closing Date. Seller will pay all Taxes required with respect to any such Tax Returns. The Tax attributes of Bank will be utilized by Seller prior to the Closing Date and utilized by Bank after the Closing Date in accordance with the Internal Revenue Code and the regulations thereunder. The Bank has certain net operating losses that it may carry forward to offset future income for income tax purposes; the total amount of such unused losses as of December 31, 2003 was $2,011,000. The parties agree that the Seller may use such losses to offset income earned prior to the Closing Date; provided, however, that at and immediately after the Closing Date the aggregate net operating losses available to the Bank to offset future income for income tax purposes is not less than $2,011,000 less the taxable income of the Seller for the period between January 1, 2004 and the Closing Date against which such losses may be applied. However, in the event of a change in the Bank's taxable income from prior years up to and including the Closing Date, the NOL would be adjusted accordingly. The Seller will not utilize the Bank's NOL against the gain on sale of the divestiture of Bank. Before the applicable regulatory due date Seller shall prepare a separate short period tax return of the Bank for the period January 1, 2005 through the Closing Date and shall provide Purchaser a copy of same, along with all necessary workpapers, tax depreciation schedules and supporting documentation that Purchaser will need to comply with future tax filings. Such schedules will detail a listing of all tax timing differences accumulated over past tax return periods and support or reconcile to any deferred tax asset or liability accounts as reflected in the financial statements on the Closing Date or as adjusted within the time period necessary for such short period return to be completed.

      Purchaser will be responsible for the preparation and filing of all Tax Returns required to be filed for the Bank with respect to any period ending on or after the Closing Date. Purchaser will be solely liable for and solely responsible to pay all Taxes and other payments required with respect to any such Tax Returns; provided, however, that Seller will reimburse Purchaser concurrently therewith to the extent any payment Purchaser is making relates to the operations of the Bank for any period ending before the Closing Date; provided further however, that refunds of Taxes attributable to a period for which Seller is responsible to file Tax Returns and pay Taxes shall be the property of Seller and Purchaser will reimburse Seller for any such refund when, and to the extent, such refund is paid to Purchaser or any of its Affiliates.

    Solicitation of Investors.

    The parties acknowledge that the Purchaser intends to prepare and to distribute to investors a Private Placement Memorandum outlining the terms and conditions on which investors may acquire the Shares hereunder. The Seller and the Bank agree that they will not knowingly communicate and will use their best efforts to cause their employees not to communicate with any such actual or potential investor regarding the subject matter of the solicitation. This prohibition does not include making potential investors aware that the Shares are available for sale, nor the direction of inquiries to the Purchaser and its representatives. The Seller and the Bank acknowledge that the Purchaser intends to assign partial interests in this Agreement to various investors and agree to cooperate with the Purchaser in closing the transaction in this manner; provided, however, that nothing herein, including but not limited to any one or more assignments of partial interests or the failure to secure or close with sufficient investors shall relieve Purchaser of its obligation hereunder for the Purchase Price.

    Non-Competition of Seller.

      From and after the Closing Date and for a period of three years thereafter, the Seller agrees that it will not, directly or indirectly, own or operate any bank or other financial services business with an office or branch within the Territory.

      The Seller agrees that it will not, directly or indirectly, (i) during the term hereof and for a period of four years commencing on the Closing Date induce or attempt to influence any officer or other employee of the Bank to terminate his employment with the Bank; or during the term hereof and for a period of three years following the Closing Date either (ii) canvass or solicit any financial services (including loans or deposits) business from any Bank Customer (as defined below), or (iii) request, induce or advise any such Bank Customer to withdraw, curtail or cancel their financial services business with the Bank. This Section shall not prohibit (i) general advertising or solicitation that does not mention the Bank by name, or (ii) a Bank Customer from moving his accounts and loans from the Bank to or an employee of the Bank from obtaining employment with an Affiliate of the Seller without specific solicitation from the Seller or its Affiliates.

      For purposes of this Agreement, "Bank Customer" shall mean, to the extent known by or disclosed to Seller and its Affiliates, any customer of the Bank who has a loan or deposit relationship of at least $100,000 with the Bank.

      For purposes hereof, actions will be considered undertaken by the Seller indirectly if it is undertaken by an Affiliate of the Seller.

      Except as required in the performance of its duties under the Services Agreement, the Seller agrees that, during the Term thereof and for a period of one year after the termination thereof, it will not (i) disclose any Proprietary Information or Confidential Records (as defined below) to any individual or entity at any time, or (ii) permit any inspection or copying of Confidential Records by any individual or entity at any time. For purposes of this Agreement, "Proprietary Information" shall mean (i) the name or address of any Bank Customer, (ii) any information concerning transactions by Bank with any Bank Customer, (iii) any information concerning any sales contracts, prices or pricing policies of Bank, (iv) any information relating to the marketing methods, sales or profit margins, discounts, capital structure, or business plan of Bank; (v) any information which is generally regarded as confidential by other businesses in the industry engaged in by Bank; and (vi) any other information reasonably determined to be confidential or proprietary by resolution of the Board of Directors of Bank and communicated to Seller's Chief Executive or Chief Financial Officer. For purposes of this Agreement, "Confidential Records" shall mean all correspondence, memoranda, files, financial records, operating or marketing records, magnetic tape, or electronic or other media of any kind that contains or reflects Proprietary Information.

      Notwithstanding the provisions of Section 5.13(e), the disclosure of Proprietary Information or Confidential Records shall not be deemed to violate the provisions of Section 5.13(e) if such disclosure is required by law.

      During and after the term of this Agreement, Proprietary Information and Confidential Records shall be entitled to receive any and all protection otherwise available under applicable law, and Bank may seek to enforce any of its rights with respect thereto.

      The Seller recognizes that irreparable injury may result to Bank, its business and property if he breaches any of the restrictions imposed by this Section 5.13, and he agrees that, if it shall engage in any act in violation of the provisions thereof, then Bank shall be entitled to an injunction prohibiting him from engaging in any such act in addition to such other remedies and damages as may be available. In addition, upon the violation of this Agreement, the Seller agrees that any fees, commissions, premiums, profits or other compensation paid to or received by the Seller or any other corporation, partnership, limited liability company or other entity for loans or other business with any Bank Customer (as defined herein) which is done or closed as a the result of a violation of the terms and conditions of this Section 5.13 shall belong to Bank.

      For purposes hereof, the Territory shall mean Patrick and Henry Counties, Virginia.

      The Seller acknowledges (i) that during the course of its participation in the operation of the Bank and providing it services it and its employees and agents have had access to and have acquired knowledge and information that is proprietary to the Bank, (ii) that the use of such knowledge and information by a person, corporation, partnership, limited liability company or other entity engaged in business in competition with the Bank in the Territory would be detrimental to the business interests of the Bank, and (iii) that the duration and scope of the provisions set forth in this Section 5 are reasonable and necessary to protect such business interests of the Bank.

    Non-Competition of Bank.

      From and after the Closing Date and for a period of three years thereafter, the Purchaser and Bank jointly and severally agree on behalf of themselves and their Affiliates that Purchaser, Bank and/or any of their respective Affiliates (jointly and severally, "Purchaser and Affiliates") will not, directly or indirectly, own or operate any bank or other financial services business with an office or branch within the Territory.

      The Purchaser and Bank agree, jointly and severally, that Purchaser and Affiliates will not, directly or indirectly, (i) during the term hereof and for a period of four years commencing on the Closing Date induce or attempt to influence any officer or other employee of the Seller or any Affiliate of Seller (for purposes of this Section 5.13 the term "Seller" shall also include any Affiliate of Seller) to terminate his employment with the Seller; or during the term hereof and for a period of 3 years following the Closing Date either (ii) canvass or solicit any from any financial services (including loans or deposits) business from any Seller Customer (as defined below), or (iii) request, induce or advise any such Seller Customer to withdraw, curtail or cancel their financial services business with the Seller. This Section shall not prohibit (i) general advertising or solicitation that does not mention Seller by name; or (ii) a Seller Customer from moving his accounts and loans to the Bank without specific solicitation from the Bank or its affiliates.

      For purposes of this Agreement, "Seller Customer" shall mean to the extent known by or disclosed to Purchaser and Affiliates, any customer of Seller who has a loan or deposit relationship of at least $100,000 with Seller.

      For purposes hereof, actions will be considered undertaken by the Bank indirectly if it is undertaken by an Affiliate of the Bank.

      Except as required in the performance of its duties under the Services Agreement, the Bank agrees that, during the Term of the Services Agreement and for a period of one year after the termination thereof, it will not (i) disclose any Seller Proprietary Information or Seller Confidential Records (as defined below) to any individual or entity at any time, or (ii) permit any inspection or copying of Seller Confidential Records by any individual or entity at any time. For purposes of this Agreement, "Proprietary Information" shall mean (i) the name or address of any Seller Customer, (ii) any information concerning transactions by Seller with any Seller Customer or supplier of Seller; (iii) any information concerning any sales contracts, prices or pricing policies of the Seller; (iv) any information relating to the marketing methods, sales or profit margins, discounts, capital structure, or business plan of the Seller; (v) any information which is generally regarded as confidential by other businesses in the industry engaged in by the Seller; and (vi) any other information determined to be confidential or proprietary by resolution of the Board of Directors of the Seller and communicated to the Bank. For purposes of this Agreement, "Seller Confidential Records" shall mean all correspondence, memoranda, files, financial records, operating or marketing records, magnetic tape, or electronic or other media of any kind that contains or reflects Seller Proprietary Information.

      Notwithstanding the provisions of Section 5.13(e), the disclosure of Proprietary Information or Confidential Records shall not be deemed to violate the provisions of Section 5.13(e) if such disclosure is required by law.

      During and after the term of this Agreement, Proprietary Information and Confidential Records shall be entitled to receive any and all protection otherwise available under applicable law, and Bank may seek to enforce any of its rights with respect thereto.

      The Bank recognizes that irreparable injury may result to the Seller, its business and property if it breaches any of the restrictions imposed by this Section 5.13, and it agrees that, if it shall engage in any act in violation of the provisions thereof, Seller shall be entitled to an injunction prohibiting it from engaging in any such act in addition to such other remedies and damages as may be available. In addition, upon the violation of this Agreement, the Bank agrees that any fees, commissions, premiums, profits or other compensation paid to or received the Bank or any other corporation, partnership, limited liability company or other entity for loans or other banking business with any Seller Customer (as defined herein) which is done or closed as a the result of a violation of the terms and conditions of this Section 4.14 shall belong to Seller.

      For purposes hereof, the Territory shall mean Franklin County, Virginia.

    Administrative Services Agreement. The parties hereto have agreed on the terms and conditions by which Seller shall provide to Bank, and Bank shall pay Seller for, certain specified services necessary or desirable for the Bank's continued operations ("Administrative Services Agreement") substantially in the form of Exhibit 5.14 hereto. The parties agree to execute the Administrative Services Agreement in the form of Exhibit 5.14 to take effect on the Closing Date.

    Funds Certification. On or before March 7, 2005, Purchaser shall certify unconditionally to Seller in writing that Purchaser has sufficient currently available funds to enable Purchaser to meet in full its obligation under Section 2.04(a) for the Purchase Price.

  CONDITIONS PRECEDENT TO CLOSING

    Conditions to the Parties' Obligations.

    The obligations of all the parties to this Agreement to effect the transactions contemplated hereby shall be subject to the fulfillment at the Closing Date of the following conditions (any one or more of which can be waived by all of the parties, but only in writing):

      All material permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the transactions contemplated in this Agreement under the applicable federal laws of the United States shall have been obtained or shall have expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals").

      There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity which makes the consummation of the transactions contemplated by this Agreement illegal.

      No legal, administrative, arbitration, investigatory or other proceeding shall have been instituted by any Governmental Entity and remain pending to restrain or prohibit the transactions contemplated hereby.

      No decision of any federal, state or foreign court awarding substantial damages or penalty against any of the parties or affiliates thereof in connection with the transactions contemplated herein shall exist.

    Conditions to Purchaser's Obligations.

    The obligations of Purchaser to effect the transactions contemplated under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (any one or more of which can be waived by Purchaser, but only in writing):

      Except as otherwise provided in this Section 6.02, (i) the representations and warranties of Seller contained in Article IV shall have been true in all material respects on the date of this Agreement and shall be true in all material respects as of Closing as though made at and as of Closing; (ii) Seller and the Bank shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at Closing; (iii) except as provided in any Disclosure Schedule delivered on or prior to the date of this Agreement, during the period from the date of this Agreement to the Closing Date, there shall not have occurred a Material Adverse Effect with respect to the Bank; (iv) none of the events or conditions entitling Purchaser to terminate this Agreement under Article VII shall have occurred and be continuing; and (v) Seller shall have delivered to Purchaser a certificate dated the date of Closing and signed by an authorized officer certifying compliance with subsections 6.02(a)(i) - (iv).

      Any material consent, approval, waiver, exemption, amendment and authorization required to be obtained by Seller or the Bank prior to the Closing Date shall have been obtained at or prior to the Closing Date, and all filings, registrations, applications, designations and declarations required on the part of the Bank or Seller prior to the Closing Date shall have been made or effected, unless the failure to obtain such consent or waiver does not have a Material Adverse Effect on the Bank.

      Purchaser shall have received from Seller and the Bank the agreements, documents and instruments listed in Section 2.03 above.

    Conditions to Seller's Obligations.

    The obligations of Seller under this Agreement are subject to the fulfillment, at the Closing Date, of the following conditions precedent (each of which may be waived in writing at the sole discretion of Seller):

      Except as otherwise provided in this Section 6.03, (i) the representations and warranties of Purchaser contained in Article III shall have been true in all material respects on the date of this Agreement and shall be true in all material respects as of the Closing as though made at Closing; (ii) Purchaser shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at Closing; (iii) none of the events or conditions entitling Seller to terminate this Agreement under Article VII shall have occurred and be continuing; and (d) Purchaser shall have delivered to Seller a certificate dated the date of the Closing and signed by a duly authorized officer certifying compliance with subsections 6.03(a)(i) - (iii).

      Seller shall have received from Purchaser the Purchase Price, agreements, documents and instruments listed in Section 2.04 above.

  TERMINATION, AMENDMENTS AND WAIVERS

    Termination.

    This Agreement may be terminated at any time prior to the Closing as follows:

      by mutual written consent of the Seller and Purchaser;

      by Seller if Purchaser fails on or before March 7, 2005, to provide the certification required by Section 5.15; provided that the terminating party is not then in material breach or default of any representation, warranty, covenant or other agreement contained herein; or

      regardless of whether there is also a basis for termination under Section 7.01(b) or (d) and without waiving same, by either party if the Closing shall not have occurred by the close of business on March 20, 2005, provided that the terminating party is not then in material breach or default of any representation, warranty, covenant or other agreement contained herein by either of Seller or Purchaser if there shall have been a material breach of any of the representations, warranties or covenants set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to Closing with thirty (30) days of notice thereof (provided however, that this notice and 30 day grace period shall not apply to a breach of Section 2.04(a) by the Purchaser).

    Effects of Termination.

    No termination of this Agreement as provided in Section 7.01 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.03(b) or 9.08 hereof or from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach, default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement; provided, however, that notwithstanding the foregoing in the event that this Agreement is terminated by Seller pursuant to Section 7.01(b), or by Seller pursuant to Section 7.01 (c) and/or (d) on account of Purchaser's failure to have sufficient funds to meet its obligation under Section 2.04(a) for the Purchase Price, Purchaser shall be liable for direct but not consequential damages suffered by Seller in respect to Purchaser's inability to close because of insufficient available funds. Such direct damages shall also include the present value of Seller's lost profits on the Administrative Services Agreement.

    Waiver.

  Any term or provision of this Agreement may be waived in a manually signed writing at any time by the party which is entitled to the benefits thereof.

  INDEMNIFICATION

    Indemnification by Seller.

    Seller shall indemnify, hold harmless and defend Purchaser from and against any and all losses, liabilities, damages, expenses and other costs (including court costs, costs of investigation and reasonable attorneys' fees) (collectively "Loss" or "Losses") arising out of any actions, suits, or other proceedings, claims or demands brought by bona fide third parties, which arise out of, or are related to the breach of any representation, warranty or covenant of the Seller.

    Indemnification by Purchaser.

    Purchaser shall indemnify, hold harmless and defend Seller from and against any and all Losses arising out of any actions, suits or other proceedings, claims or demands brought by bona fide third parties, which arise out of, or are related to the breach of any representation, warranty or covenant of the Purchaser.

    Limitation on Liability.

      Neither party shall have any liability or obligation to the other party with respect to any claim related to this Agreement until the total of all Losses with respect to such matters exceed $50,000 (the "Threshold"), and thereafter, liability shall be only for those Losses in excess of the Threshold.

      Neither party shall have any liability or obligation to the other party in connection with any claim related to this Agreement in excess of the Purchase Price.

      The determination of the amount of any Losses arising out of the breach of more than one representation, warranty, covenant or agreement shall be determined without duplication or double counting of the same Losses.

      Any amounts payable by either party pursuant to this Article VIII shall be reduced by (i) any related insurance recoveries net of cost incurred for such recovery and (ii) any payments from third parties who are not Affiliates.

      Each party shall use reasonable efforts to minimize any Losses for which any other party may be liable pursuant to this Agreement.

      After the Closing, Article VIII shall be Purchaser's sole and exclusive remedy against Seller for any claims or causes of action that may arise or relate to this Agreement or the transaction contemplated hereby.

    Notice and Defense of Claims.

    The obligations and liabilities of each party seeking indemnification hereunder (an "Indemnified Party") with respect to claims resulting from the assertion of liability by any Indemnified Party or third parties shall be subject to the following terms and conditions:

      The Indemnified Party shall give prompt written notice to the other party (the "Indemnifying Party") of any claim or event known to it which does or may give rise to a claim by the Indemnified Party against the Indemnifying Party for which the Indemnified Party believes it is entitled to indemnification pursuant to this Agreement (a "Claim"), stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and in the case of any claim, action, suit or proceeding brought by any third party, a copy of any claim, process or legal pleadings with respect thereto promptly after any such documents are received by the Indemnified Party. Such notice shall be given in accordance with Section 9.01 hereof.

      The Indemnifying Party shall have fifteen (15) days after receipt of the notice of a Claim to notify the Indemnified Party that it elects, at its own expense, to assume the defense of, with independent counsel reasonably satisfactory to the Indemnified Party, any Claim.

      If the Indemnifying Party elects to assume control of a Claim, it will keep the Indemnified Party fully advised as to its conduct of such defense or settlement, and no compromise or settlement shall be agreed or made without the consent of the Indemnified Party, which consent shall not be unreasonably withheld. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (a) the employment of counsel by the Indemnified Party has been authorized in writing by the Indemnifying Party; or (b) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of the defense of such action.

      If the Indemnifying Party does not elect to assume the defense or settlement of a Claim, the Indemnified Party may engage independent counsel selected by the Indemnified Party to assume the defense and may contest, pay, settle or compromise any such Claim on such terms and conditions as the Indemnified Party may reasonably determine; provided, however, the Indemnified Party shall not compromise or settle any such Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The fees and disbursements of such counsel shall constitute Losses hereunder and shall be due and payable to the Indemnified Party promptly as such Losses become due and payable obligations of such Indemnified Party.

      The Indemnified Party shall be kept fully and timely informed of the status of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel.

    Limited Survival.

  The representations and warranties of Seller and Purchaser set forth herein shall survive the Closing for one (1) year; provided, however, that on and after the Closing Date the sole and exclusive remedies of the Seller or Purchaser, as the case may be, for breach of any representation or warranty shall be for indemnification pursuant to Article VIII.

  MISCELLANEOUS

    Notices.

    All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two Business Days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to Seller:

    MainStreet BankShares, Inc.

    730 East Church Street

    Suite 30

    Martinsville, Virginia 24112

    With a copy to:

    Douglas W. Densmore, Esq.

    LeClair Ryan Flippin Densmore

    1800 Wachovia Tower, Drawer 1200

    Roanoke, Virginia 24006

    If to Purchaser:

    William S. Bost, III

    Ragsdale Liggett, PLLC

    Suite 400

    2840 Plaza Place

    Raleigh, NC 27612

    With a copy to:

    Hunter H. Bost

    Argentum Capital Management, LLC

    123 West Main Street

    Suite 612

    Durham, NC 27701

    Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

    Counterparts.

    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Entire Agreement; No Third Party Rights; Assignment.

    This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, without the consent of the other parties; provided that either party may assign this Agreement to an Affiliate (subject to the last sentence of this section); and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. In the event of any conflict between this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern. Notwithstanding anything herein to the contrary, no assignment hereunder shall relieve the assigning party of any of its obligations hereunder and the assignee shall agree to also be bound by this Agreement to the same extent as the assignor.

    Governing Law.

    This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia without regard to any applicable conflicts of law.

    Headings/Table of Contents.

    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Enforcement of Agreement.

    The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States or the Commonwealth of Virginia, this being in addition to any other remedy to which they are entitled at law or in equity.

    Severability.

    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    Expenses.

    Except as specifically set forth herein, whether or not the transactions contemplated hereunder are consummated, all Expenses incurred in connection with this Agreement by Seller or Bank shall be paid by Seller and all expenses incurred by Purchaser shall be paid by Purchaser.

    Submission to Jurisdiction.

Each of the parties submits to the jurisdiction of any state or federal court sitting in the Commonwealth of Virginia, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

Section 9.10 Time of Essence.

Time shall be deemed of the essence in respect to performance of all obligations and satisfaction of all conditions for which a time period or date is provided herein.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

ARGENTUM CAPITAL MANAGEMENT, LLC

By: /s/Hunter H. Bost

Name: Hunter H. Bost

Title: Managing Director

MAINSTREET BANKSHARES, INC.

By: /s/ C. R. McCullar

Name: C. R. McCullar

Title: President & CEO

Exhibit 5.14

ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made as of the ____ day of ______________, 200__ ("Effective Date"), by and between, Smith River Community Bank, National Association, a national banking association (the "Bank") and MainStreet BankShares, Inc., a Virginia bank holding company ("Provider").

BACKGROUND

Bank desires Provider to provide certain administrative services to Bank pursuant to the terms and conditions of this Agreement and Provider is willing to do so.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

AGREEMENT

ARTICLE 1 - SERVICES

1.1 Services.

During the Term (as herein defined), subject to the terms and conditions of this Agreement and timely payment of all sums due from Bank to Provider, Provider shall perform and make available various services for Bank, as set forth in Schedule 1 attached hereto and incorporated by reference ("Services"). Provider shall respond to service requests from Bank Monday through Friday from 8:30 a.m. to 5:00 p.m., excluding all bank holidays.

1.2 Inherent Services.

(a) The parties acknowledge and agree that there are functions, responsibilities, activities and tasks not specifically described in this Agreement which are required for the proper performance and provision of the Services and are a necessary, customary or inherent part of, or a necessary sub-part included within, the Services. Subject to the terms of Section 1.2(c) below, such functions, responsibilities, activities and tasks shall be deemed to be implied and included within the scope of the Services to the same extent and in the same manner as if specifically described in this Agreement.

(b) The parties acknowledge and agree that there are functions, responsibilities, activities and tasks not specifically described in this Agreement which are a customary or inherent part of, or a necessary sub-part included within, the responsibilities retained by Bank and which shall not be transferred to Provider. Subject to the terms of Section 1.2(c) below, such functions, responsibilities, activities and tasks shall be deemed to be retained by Bank to the same extent and in the same manner as if specifically described in this Agreement as being retained by Bank.

(c) The parties recognize that it may not be possible in all cases to determine clearly whether a given function, responsibility, activity or task should be performed by Provider as an inherent part of the Services or instead should be retained by Bank as a responsibility that has not been transferred to Provider. In accordance with subsections (a) and (b) above, the parties expressly acknowledge and agree that for the first six (6) months after the Effective Date they will work together in good faith in such cases to appropriately assign responsibility for the performance of such function, responsibility, activity or task.

1.3 Provider Responsibility for Services.

Except as expressly limited by this Agreement and the Schedules, Provider shall be responsible for and have the sole right to supervise, manage, contract, direct, procure, perform and cause to be performed, all work to be performed hereunder by Provider and Provider's employees, representatives and agents.

    Performance of Services.

    (a) All Services will be provided as reasonably required by Bank and subject to Bank's overall reasonable direction.

    (b) The Services shall be supplied to Bank with the standard of care historically exercised by Provider in providing the Services to Bank when Bank was a wholly-owned subsidiary of Provider.

    (c) Bank shall cause its employees, representatives and agents to cooperate fully with Provider in Provider's provision of the Services, including but not limited to timely providing Provider with all data required by Provider to perform the Services in the form and on such time schedules as may be agreed by the parties, and to obtain any and all third party consents necessary to enable Provider to provide the Services.

    (d) Bank shall cause Provider to be given access to all third parties' systems, with authority to obtain information therefrom and make filings and provide data thereto, as may be necessary and convenient to provide the Services, including but not limited to systems of the following third parties or their successors: Community Bankers Bank, the Federal Reserve System, the FDIC, FINCEN, FHLB, Lyndon Life, Protective Life, South East Underwriters, VISA, Star, FiServ, ITI, TransUnion and Harland.

    Contact Persons.

    Each of the parties shall maintain an individual who shall serve as the primary representative for that party under this Agreement and will have overall responsibility for managing and coordinating the performance of that party's obligations under this Agreement, in order to expedite the provision of information and approvals and in general to facilitate smooth performance of that party's responsibilities.

    Access to Bank Resources.

Bank shall provide to Provider access to Bank's banking facilities and IT and communications systems.

ARTICLE 2 -- ADMINISTRATION OF SERVICES

    Compensation.

In consideration for providing Services, Bank agrees to pay to Provider the annual base compensation of $505,000, adjusted from time to time as provided in Section 2.2 ("Base Compensation"). Such Base Compensation (as adjusted) shall remain in effect during the term of this Agreement so long as Bank keeps in place the same computer, electronic and other systems as in place on the date hereof, unless Provider otherwise agrees. The Base Compensation in effect for each year shall be paid in monthly installments as nearly equal in amount as possible by the 20th of each calendar month by check or credited to Provider's account at Bank. A late fee of 1-1/2% of any amount not paid within 10 days after first becoming due ("Past Due") shall be imposed and interest will be charged daily on all amounts which are Past Due at the rate of 1-1/2% plus the Prime Rate as established by Franklin Community Bank, N.A. from time to time which shall vary as and when such Prime Rate varies.

2.2 Additional Charges.

Additional services may be provided by Provider from time to time that were not included in the calculation of the pre-determined Base Compensation. Payments for these services will be determined by Provider based upon the hourly billing rate of Provider and charged to Bank on a monthly basis. The Base Compensation provided in Section 2.1 shall be adjusted effective on each January 1 during the term of this Agreement (which as adjusted shall then be deemed the Base Compensation hereunder): (a) by adding thereto $6,000 for each additional $10 million in assets held by Bank as of such date over the amount of assets held by the Bank on the immediately preceding January 1; and (b) by increasing the base amount in effect during the immediately preceding calendar year by 3-1/2% as a cost of living adjustment.

2.3 Expenses.

All reasonable out-of-pocket expenses and disbursements, including travel and meals charges and similar expense items, incurred by Provider in the performance of Services shall be reimbursed and paid directly by Bank. In addition, Bank shall reimburse Provider for any and all costs incurred by Provider as a result of Bank's deconversion.

ARTICLE 3 - TERM

3.1 Agreement Term.

The term of this Agreement shall commence on the Effective Date and continue for a period of three (3) years unless earlier terminated pursuant Section 3.2 hereof (the "Term"); provided however that unless either party hereto provides the other party with written notice at least 180 days prior to the end of the initial three year Term hereof, the Term shall automatically be extended for an additional year beyond the date when it would have otherwise expired.

3.2 Termination.

(a) Provider shall have the right to terminate this Agreement for cause if Bank fails to pay any amounts payable under this Agreement when due and does not cure such default within twenty one (21) days after receipt of notice of default from Provider.

(b) Either party shall have the right to terminate this Agreement for cause if the other party fails to perform any of its material obligations under this Agreement and does not cure such default within thirty (30) days after receipt of notice of default from the non-breaching party; provided, however, that in the event a default under this Section 3.2(b) cannot reasonably be cured within such thirty (30) day period, the time to cure the default shall extend for up to ninety (90) days from the date on which the notice of default was received by the breaching party but only if such breaching party has provided to the non-breaching party a reasonable plan to cure such default, and the breaching party promptly commences to implement such plan.

3.3 Survival.

Sections 5.3, 7.1 and 7.5, and Articles 2 and 6 shall survive expiration or termination of this Agreement. Expiration or termination of this Agreement shall not release either party from any obligation that has accrued prior to such expiration or termination

ARTICLE 4 -- COMPLIANCE WITH LAWS

    Bank's Compliance with Laws.

    Bank shall obtain and maintain all governmental and regulatory approvals, licenses, consents, permits, and authorizations applicable to Bank in the conduct of its business.

    Provider's Compliance with Laws.

Provider shall obtain and maintain all governmental and regulatory approvals, licenses, consents, permits, and authorizations applicable to Provider in the provision of the Services to Bank. Provider shall comply with all laws, statutes, ordinances, rules, regulations and other requirements of all governmental authorities in performance of the Services. Provider shall perform the Services subject to obtaining any necessary third party approvals in connection therewith, including but not limited to any governmental and regulatory agreements and consents. Bank shall cooperate with Provider in obtaining such third party approvals. Provider shall not be responsible for performing Services where such third party approvals are required but have not been obtained.

ARTICLE 5 -- RECORDS; CONFIDENTIALITY

    Records Retention.

Bank and Provider shall maintain records relating to the Services in accordance with their generally accepted accounting and business practices. Within a reasonable time after expiration of the Term hereof (unless terminated by Provider as provided in either Sections 3.2(a) or 3.2(b) hereof) Provider shall provide Bank with copies of such records relating to the Services as shall be reasonably required by Bank to carry on such Services past the expiration of the Term.

5.2 Examination of Records.

Each party shall allow the other party to examine and make copies of all books, records, documents, information, and data, relating to the Services as reasonably required for the provision of the Services or as may be required by law. Each party shall safeguard and maintain such books, records, documents, information and data with the same degree of care with which it safeguards and maintains its own books, records, documents, information and data.

5.3 Confidentiality.

Each party agrees to maintain the confidentiality of all financial, business, client, trade or other proprietary information ("Confidential Information") provided to it by the other party. Each party agrees that no Confidential Information obtained from the other party will be disclosed to any other person without the prior written consent of that other party; provided, however, that any such Confidential Information may be disclosed, upon reasonable prior notice to the other party, (i) pursuant to a final and enforceable judicial or administrative subpoena or other compulsory legal process, or (ii) to any federal or state bank or securities regulatory authority with jurisdiction over the party in question to the extent required by law.

ARTICLE 6 -- WARRANTY DISCLAIMER; LIMITATION OF LIABILITY

6.1 WARRANTY DISCLAIMERS.

EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 1.4(b), THE SERVICES AND THE WORK PRODUCT ARISING AS A RESULT OF THE SERVICES ARE PROVIDED "AS-IS" WITHOUT WARRANTY OF ANY KIND INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, QUIET ENJOYMENT AND NON-INFRINGEMENT.

6.2 DIRECT DAMAGES.

THE ENTIRE LIABILITY OF PROVIDER TO CLIENT ARISING FROM OR IN CONNECTION WITH THIS AGREEMENT AND/OR THE SERVICES, HOWEVER CAUSED, REGARDLESS OF THE FORM OF ACTION AND ON ANY THEORY OF LIABILITY, INCLUDING CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, SHALL BE LIMITED TO DIRECT DAMAGES NOT TO EXCEED, IN THE AGGREGATE FOR ALL CLAIMS AND ACTIONS AGAINST PROVIDER, AN AMOUNT EQUAL TO THE AMOUNT OF COMPENSATION RECEIVED BY PROVIDER UNDER THIS AGREEMENT IN THE LAST TWELVE MONTH PERIOD DURING THE TERM HEREOF WHICH PRECEEDED SUCH CLAIM(S).

6.3 CONSEQUENTIAL DAMAGES.

IN NO EVENT SHALL EITHER PARTY HAVE ANY LIABILITY, REGARDLESS OF THE FORM OF ACTION AND ON ANY THEORY OF LIABILITY, INCLUDING CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHER TORT, FOR ANY LOSS OF INTEREST, PROFIT OR REVENUE BY THE OTHER PARTY OR FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES SUFFERED BY THE OTHER PARTY, ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES.

    LIMITATION ON TIME PERIOD IN WHICH TO BRING AN ACTION.

IN NO EVENT MAY ANY ACTION BE BROUGHT AGAINST EITHER PARTY ARISING OUT OF THIS AGREEMENT MORE THAN ONE (1) YEAR AFTER THE CLAIM OR CAUSE OF ACTION ARISES, DETERMINED WITHOUT REGARD TO WHEN THE AGGRIEVED PARTY SHALL HAVE LEARNED OF THE DEFECT, INJURY OR LOSS.

ARTICLE 7 - MISCELLANEOUS

7.1 Governing Law.

Any claim or controversy relating in any way to this Agreement shall be governed and interpreted exclusively in accordance with the laws of the Commonwealth of Virginia and the United States. This Agreement shall be deemed to have been made in, and shall be construed under, the internal laws of the Commonwealth of Virginia, without regard to the principles of conflicts of laws thereof. Any mediation in connection with this Agreement shall be conducted in Martinsville, Virginia. In addition, the parties acknowledge and agree that the state courts located in Martinsville, Virginia and the federal courts located in the City of Roanoke, Virginia, shall have exclusive jurisdiction in any action or proceedings with respect to this Agreement. In addition, each such party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceedings, and hereby further irrevocably and unconditionally waives and agrees to the fullest extent permitted by law not to plead or claim that any such proceeding brought in any such court has been brought in an inconvenient forum.

    Severability of Provisions.

Any provision of this Agreement which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof.

7.3 Entire Agreement.

The parties hereto acknowledge that this Agreement, together with the Schedules attached hereto, set forth the entire agreement and understanding of the parties as to the subject matter hereto, and supersedes all prior and contemporaneous discussions, agreements and writings in respect hereto. There are no third party beneficiaries to this Agreement.

7.4 Modification; Waiver.

This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any rights or provisions of the Agreement shall not be construed to be a waiver of such rights or provisions, or a waiver by such party to thereafter enforce such rights or provision or any other rights or provisions hereunder. No waiver shall be effective unless made in writing and signed by the waiving party.

    Notices.

    Any notice to be given under this Agreement by either party may be effected by either a personal delivery in writing, by facsimile, by overnight courier, or registered or certified, postage prepaid mail, with return receipt requested to the other party at the address set below. However, each party may change the information provided below by giving written notice of same to the other party hereto. Notices delivered personally and by facsimile shall be deemed to be received as of actual receipt, notices delivered by overnight courier shall be deemed received one (1) day after delivery to such courier, and mailed notices shall be deemed to be received three (3) days after posting to the required address.

    If to Provider: MainStreet BankShares, Inc.

    730 East Church Street

    Suite 30

    Martinsville, Virginia 24112

    Attn: Chief Financial Officer

    With a copy to: Douglas W. Densmore, Esq.

    LeClair Ryan Flippin Densmore

    1800 Wachovia Tower, Drawer 1200

    Roanoke, Virginia 24006

    If to Bank: Ronald. D. Haley

    Smith River Community Bank, N.A.

    730 East Church Street, Suite 31

    Martinsville, VA 24112

    With a copy to: Hunter H. Bost

    Argentum Capital Management, LLC

    123 West Main Street

    Suite 612

    Durham, NC 27701

    Independent Contractor.

The relationship of the parties established by this Agreement is that of independent contractors. Nothing in this Agreement shall be constructed to create any other relationship between the parties. Neither party shall have any right, power or authority to bind the other or assume, create or incur any expense, liability or obligation, express or implied, on behalf of the other.

WITNESS the following signatures as of the day first above written.

SMITH RIVER COMMUNITY BANK, NATIONAL ASSOCIATION

By

Its

MAINSTREET BANKSHARES, INC.

By

Its

Schedule 1

Finance
  Provide assistance to Bank personnel on accounting issues and proper recording of items and monitor the balance sheet and general ledger along with the federal funds position.
  Monitor the FMS module; add new general ledger accounts as requested; make report command language changes as needed for all reports for new accounts and monitor the FCR module to maintain for call reporting.
  Prepare monthly GAP analysis, aid Bank in preparation of quarterly analysis; assist in monitoring of deposit rates to assist Bank's asset/liability management.
  Perform risked based capital calculations quarterly and more often as reasonably required. Perform Tier I Capital computations monthly. Perform legal lending calculations quarterly.
  Compile Bank's budget based on Bank projections and Bank provided information. Calculate ratios, averages, and key into FMS module for comparisons to actual and average.
  Assist Bank in the pledging of securities as needed for public funds, etc. Assist Bank in monthly and quarterly public funds reporting.
  Assist Bank in the preparation of the quarterly excel analysis of the ALLR along with the narrative analysis.
  Prepare annual franchise tax return and Annual State Corporation Commission Registration. Prepare monthly consumer tax reports.
  Assist the Bank in providing information to the outsourced internal audit group.
  Assist Bank management in the review of the internal audit reports for each audit area reviewed.
  Assist Bank management in the preparation of the internal audit report responses.

Month-End Processing

  Prepare monthly preclose and post close entries to include accruals, prepaids, investment entries, allowance for loan losses, etc. based on direction from Bank management. Quarter end processing includes preparing entries for call report processing such as clearing all in process and non post accounts. Review accounts for discrepancies.
  Preparation of month end financial package for Board of Directors as determined by Bank including a month-to-date and year-to-date income statement as compared to budget, a month-to-date income statement as compared to prior month end, a month-to-date yield analysis on interest-earning assets and interest-bearing liabilities, a month-to-date and year-to-date average balance sheet, capital reconciliation, securities purchased and sold schedules, GAP report, and liquidity ratios.

Reconciliations

Perform the following reconciliations on a monthly basis:

  Fixed asset module report to general ledger (cost and accumulated depreciation)
  Bond portfolio accounting reports to general ledger (cost basis, market value, and interest receivable)
  Fidelity bank statement to general ledger
  Federal Home Loan Bank statement reconciliation to general ledger
  Accrued liabilities, analysis of general ledger, prepaids and analysis of other assets

Quarter End Regulatory Reports

Prepare for Bank the following reports quarterly:

  Call Report -- reported to FFIEC through Call Report Analyzer. Prepare the call report using Bank schedules and reports and key into the Call Report Analyzer software, have report reviewed and approved by Bank management and transmit to the FFIEC. Provide assistance to Bank with regulator calls concerning edits and inconsistencies as needed

Qualified Collateral Reports (to Federal Home Loan Bank of Atlanta)

Provide QCR reports to the Federal Home Loan Bank of Atlanta on a quarterly basis. Prepare the QCR reports using Bank provided information and relying on Bank personnel for exclusions.

Other Responsibilities

  Calculate and call into OCC the semi-annual assessment, which is amortized on the prepaid schedule monthly
  Post principal and interest payments on securities portfolio as received from Community Bankers Bank
  Prepare the annual FDIC Summary of Deposits and transmission through FDIC Connect

Payroll/Human Resources

  Perform payroll twice monthly. Review all time cards for management and keep records of sick days, personal time, vacation, etc. (Bank has responsibility to collect and forward all time sheets); key and process payroll for the Bank based on Bank provided information including overtime, additional regular pay and commissions. Key payroll into the FMS system.
  Set up new salary information, payroll deductions, and demographics for each employee and change as required. Maintain records on specified deductions.
  Assist Bank with tax correspondence from the IRS, Department of Taxation, etc. concerning payroll to include contacting CBIZ Century Payroll for assistance.
  Assist Bank in maintaining employee files, send performance reviews, collect resumes, post job positions internally as directed by Bank. Prepare files for new employees.
  Assist Bank in administering employee benefits while continuing with the VBA.

Accounts Payable

  Process accounts payable, match packing slips with invoices, assign appropriate general ledger account numbers, key invoices, send to branch for approval and mailing. Review invoices for appropriate consumer tax.
  Order labor law posters and Fiserv transaction tickets.

Deposit Operations, Item Processing and Other Back Office Functions
  Prepare quarterly FR2900 reports as required by the Federal Reserve Bank.
  Perform daily maintenance and monitoring procedures on Director and Depcon. Prepare, fold, stuff and mail notices, miscellaneous statements, DDA & Savings Statements. Manage backup tape rotation and burn CD's for backup of Director records.
  Review and verify new DDA, Savings, and CD account information setup.
  Store checks and deposits, etc. for a period not to exceed 90 days and then shred.
  Perform daily EIM work -- involves correcting account numbers, tran codes and other problems with deposit transactions and loan non-posted transactions, and processing NSF checks being paid or returned and mailing appropriate notices
  Process incoming returns
  Monitor controlled accounts -- review transactions, change status as appropriate with Bank officer approval, notify branches of accounts transferring to inactive or dormant
  Send IRA required minimum distribution (RMD) notices each January and mail Form 5498 contribution reports in May. Monitor IRA accounts as appropriate for distributions.
  Process Corporate Christmas Clubs payouts, issue checks, print 1099 reports and submit to IRS. Verify setup of new Christmas Clubs
  Review and mail annual tax forms (1098, 1099-INT, 1099-DIV, 1099-MISC, 5498)
  Call in backup withholding payments monthly and verify IRS debits. File annual 945 form.
  Total daily COD checks and make entries, get appropriate signatures and mail.
  Provide support to branch personnel on application processing systems (currently the ITI Premier II product).
  Total daily TT&L payments, verify balances, prepare transmittal document, transmit & scan. Make appropriate entries.
  Review GL Tickets for proper approvals, verify SDB accounts are updated
  Balance and reconcile cash, cash items, backup withholding, accounts payable in process, loan disbursement clearing, insurance reserve, official checks, all deposit & loan applications, and Community Bankers Bank account. Monitor CBB account and federal funds position.
  Process report for Legal Services Corporation of Virginia for IOLTAs and make entries.
  Balance ATM and Visa Check Card (VCC) activity daily, process corrections & verify production.
  Verify VCC file maintenance and card requests
  Process incoming wire transfers, perform SDN search, log transfers, make entries to credit beneficiaries, mail receipts, and scan reports. Verify information on outgoing wire transfer requests and log outgoing wires. Utilize CBLink to send wires.
  Key, verify and send ACH returns and Notifications of Change (NOC) as needed. Maintain files.
  Monitor Reg. D Suspect Activity reports .
  Process unauthorized ACH entries, inclearings from FRB, prepare FRB adjustments.
  Encode and balance all work from tellers, verify runs and transfer to Fiserv for processing. Prepare cash letters. All checks will be filmed for archive; no bulk filing.
  Process outgoing mail and interoffice mail.

IT and Operations

As long as Bank is connected to Provider's systems:

  Select all new systems -- servers, routers, PCs, peripherals, operating software, MS Office products, application software. Install new servers, PCs, printers, routers and load new software as needed. Bank must have equipment standard with Next Generation Premier and ITI. Bank must continue to have proxy on each work station which allows support from Provider. Bank must keep the same systems in place in order for Provider to do processing to include but not limited to Deposit Pro, Laser Pro, ITI, Premier II to be upgraded to Next Generation Premier, PII Teller, FMS, APS, FCR, IES, FAS, RRM, Delinquent Child Support, Premier Ecom, Data Processing System (DPS), EIM, EOY, and Bisys Forms for IRA. Bank must continue with CBB for correspondent relationship or new approved by Provider.
  Download and distribute Microsoft Windows upgrades and patches as needed and install l application software upgrades, including all ITI products, Harland ProSuite products, and others.
  Monitor system logs for problems, such as security issues, failures, unauthorized activities, etc.
  Run software applications to search for Spyware, adware, and other unwanted products on at least a quarterly basis.
  Keep Symantec AntiVirus software and signature files current and operational.
  Set up network access for new users and monitor for problems.
  Set up ITI security for new users and assist with problems. Set up email access.
  Request security for Harland check ordering, TransUnion Credit and Score, Star Station and AWS for debit card ordering, LaserPro/DepositPro
  Monitor VisNetics MailServer AntiVirus logs for identifiable problems
  Assist Bank with problems with PCs, printers, teller printers, scanners. Outsource as needed and approved by Bank.
  Monitor SonicWALL for attempts to breach the firewall and for any other abusive practices
  Maintain current licenses on all operating and application software.
  Provide network administration services.
  Handle requests for account processing specification changes.
  Maintain code lists for various application codes.
  Provide requested assistance to ISP and webmaster to maintain web sites.
  Process special requests of Fiserv for SMART reports for management, auditors, and bank examiners and FTP files for Overdraft Protections and files for auditors/examiners.
  Perform Quarterly cleanup of all computer hard drives -- scan disk, check add/remove program list
  Monitor and assist as needed and requested in the nightly backup of all critical data
  Arrange and manage courier service to deliver mail once daily to bank offices, bring teller work from bank offices to proof, and deliver outgoing cash letters to Fed drop box

Loan Operations:

Monthly

  Prepare SBA fee calculation and report; VSI calculation and report; credit insurance calculation and report; flood certificate invoice review, verification, and send for approval.
  Flood certificate invoice review, verification and send for approval for payment
  Pull paid notes and files while MainStreet personnel are housed at the Stanleytown branch.

Periodic

  Set up, revise, delete and maintain products in LaserPro and Deposit Pro and various functions in General System Setup including updating loan and deposit rates in LaserPro and DepositPro only upon notification and direction from management.
  Provide requested assistance to Bank in maintaining the credit insurance product.

Daily

  Print and review loan reports from Director and contact appropriate staff for corrections, etc. Review of notes, payments, changes to loans, file maintenance, etc. Review boarding data and note and compare to Premier II setup.
  Provide requested assistance to lenders and loan assistant related to uploading and documentation. Make certain corrections as instructed by Bank.
  Log in notes on new notes report and setup and update hazard insurance ticklers. Prepare notes for scanning and log.